PRESS RELEASE
                                  -------------

PATAPSCO BANCORP, INC.
FOR FURTHER INFORMATION CONTACT JOSEPH J. BOUFFARD, PRESIDENT 410-285-9327

                      PATAPSCO BANCORP, INC. ANNOUNCES 18%
                      ------------------------------------
                           INCREASE IN ANNUAL EARNINGS
                           ---------------------------

     Baltimore, Md. July 24, 2003- Patapsco Bancorp, Inc. (OTC, Electronic Bulletin Board: PATD), the parent company of The Patapsco Bank, announces its unaudited earnings of $1,345,000 or $2.41 diluted earnings per share for its fiscal year ending June 30, 2003 as compared to audited net income of $1,137,000 or $2.08 diluted earnings per share for the prior year. This represents a $208,000 or 18.3% increase in net income and a 15.9% increase in diluted earnings per share.

     For the quarter ended June 30, 2003 the Company earned $350,000 or $.62 diluted earnings per share as compared to $325,000 or $.58 diluted earnings per share for the prior year comparable period. Patapsco's net income increased by $25,000 or 7.7% over the comparable quarter in the prior year and diluted earnings per share increased by 6.9%.

     For the year asset growth was flat, decreasing from $159,000,000 to $158,000,000. President Joseph Bouffard attributed the lack of asset growth to the record volume of residential mortgage refinances resulting from low interest rates.

     In regards to credit quality at the Company's principal subsidiary, The Patapsco Bank, non-performing assets were 0.2% of total assets at year-end. The Bank's loan loss reserve was $1,139,000 or 1.0% of total loans.

     As of June 30, 2003, Patapsco Bancorp, Inc. reported total stockholders' equity of $15.9 million, an increase of $1.3 million for the year. The Patapsco Bank, serves its community from its Baltimore County offices located in Dundalk, Parkville and Carney, Maryland.

     Attached hereto is a summary of the unaudited financial highlights for the periods.

FINANCIAL HIGHLIGHTS (unaudited)
Patapsco Bancorp, Inc. and Subsidiary

====================================================================================================================

                                                          For the Year Ended             For the Three Months Ended
                                                                June 30                             June 30
                                                         --------------------            --------------------------
(Dollars in thousands, except per share data)(1)         2003 (2)        2002                2003 (2)        2002
====================================================================================================================
OPERATING RESULTS:
Interest income                                          $10,764       $11,445                $2,705        $2,735
Interest expense                                           3,992         5,580                   939         1,114
                                                         -------       -------                ------        ------
Net interest income                                        6,772         5,865                 1,766         1,621
Provision for loan losses                                    531           560                   156            90
                                                         -------       -------                ------        ------
Net interest income after provision                        6,241         5,305                 1,610         1,531
   for loan losses
Gain on sale of loans                                         14           337                     3             0
Gain on sale of investments                                  138           174                    20             0
Other noninterest income                                     415           355                   111            85
Noninterest expense                                        4,676         4,316                 1,188         1,084
Provision for income taxes                                   787           718                   206           207
                                                         -------       -------                ------        ------
Net income                                                $1,345        $1,137                  $350          $325
                                                         =======       =======                ======        ======

Net income per share, diluted                              $2.41         $2.08                 $0.62         $0.58
Net income per share, basic                                $2.81         $2.38                 $0.73         $0.69

PER SHARE DATA: (END OF PERIOD)
Book Value per Common Share                               $32.50        $32.44
Tangible Book Value per Common Share                      $26.32        $27.44
Common Stock Price at June 30                             $31.00        $28.55
Stock Price as a percentage of tangible book value       117.78%       104.05%

PERFORMANCE RATIOS:
Return on average assets                                   0.86%         0.73%
Return on average equity                                   8.77%         8.20%
Net interest margin                                        4.52%         3.90%
Net interest spread                                        4.19%         3.54%

                                                           AT            AT
                                                        -----------------------
                                                         June 30       June 30
                                                         2003 (2)        2002
                                                        =======================
BALANCES
Net  Loans                                              $113,252      $118,350
Total Assets                                            $157,805      $158,664
Deposits                                                $119,655      $119,593
Borrowings                                               $20,174       $22,616
Stockholder's Equity                                     $15,905       $14,602

CAPITAL & CREDIT QUALITY RATIOS
Stockholder's equity to total assets                      10.08%         9.22%
Allowance for loan losses to total loans                   1.00%         1.20%
Nonperforming assets to total assets                       0.20%         0.52%

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(1) Per share amounts have been adjusted for stock dividends.
(2) June 2003 figures are unaudited.